UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2014

Clone Algo Technologies Inc.

 (Exact name of registrant as specified in its charter)

Nevada	333-191443	46-2283813
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer of Identification No.)

 3753 Howard Hughes Parkway, Suite 200, Las Vegas, NV 89169-0952

(Address of principal executive offices)(Zip Code)

844-256-6325

Registrant's telephone number, including area code

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4).

Item 1.01	Entry into a Material Definitive Agreement.

Intellectual Property Transfer Agreement

On September 29, 2014, Clone Algo Technologies Inc. (the “Company”) and Strategyland Research Limited (the “Seller) entered into an Intellectual Property Transfer Agreement (the “Agreement”). Pursuant to the Agreement, the Seller sold all of its right, title and interest in and to the following assets, properties and rights: (a) the BookSmooth Trademark and the BookSmooth Domain Name; (b) all of the goodwill related to the Seller’s right, title and interest to the BookSmooth Trademark and the BookSmooth Domain Name; (c) the BookSmooth Mobile APP complete with manuals; and (d) the BookSmooth Mobile App Source codes (collectively, the “Intellectual Property”). In addition, the Seller paid $176,000 to the Company. In consideration for the sale of the Intellectual Property, the Company will be issuing 88 million shares of its common stock to the Seller.

The foregoing description of the terms of the Agreement is qualified in its entirety by reference to the provisions of the Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Report”), which is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

On September 29, 2014, the Company sold 88 million shares (the “Shares”) of its common stock to the Seller as consideration for its purchase of the Seller’s Intellectual Property as described under Item 1.01 of this Report. The Shares have not yet been issued.

The sale and the issuance of the Shares were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”) and/or Regulation S promulgated under the Securities Act (“Regulation S”).  We made this determination based on the representations of each Purchaser which included, in pertinent part, that each such Purchaser was (a) an “accredited investor” within the meaning of Rule 501 of Regulation D, (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or (c) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S and upon such further representations from each Purchaser that (i) such Purchaser is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) the Purchaser agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) the Purchaser has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (iv) the Purchaser had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (v) the Purchaser has no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

Item 5.01	Changes in Control of Registrant.

Reference is made to the disclosure set forth under Items 1.01 and 3.02 of this Report, which disclosure is incorporated herein by reference.

The Shares, once issued, will represent approximately 93.67% of the issued and outstanding shares of the Company. This will result, once the Shares are issued, in a change in control of the Company with Strategyland Research Limited being the majority shareholder of the Company. Mr. Niraj Goel controls Strategyland Research Limited as he owns more than 50% of Strategyland Research Limited and is a member of its board of directors.

tem 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is furnished herewith:

Exhibit Number	Description

10.1	Intellectual Property Transfer Agreement, dated September 29, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Clone Algo Technologies Inc.

Date: November 12, 2014	By:	/s/ Nakul Gupta
Name: Nakul Gupta
Title: Chief Executive Officer